Exhibit 99.2

INDEX TO CONSOLIDATED AND PRO-FORMA FINANCIAL STATEMENTS

TCFS Holdings, Inc. Audited and Unaudited Financial Statements

Independent Auditors’ Report	F-1

Consolidated Balance Sheets as of October 29, 2005, November 4, 2006 and August 4, 2007 (unaudited)	F-2

Consolidated Statements of Operations for the Years Ended October 30, 2004, October 29, 2005 and November 4, 2006 and for the Nine Months Ended August 5, 2006 (unaudited) and August 4, 2007 (unaudited)

F-3

Consolidated Statements of Stockholders’ Deficit for the Years Ended October 30, 2004, October 29, 2005, and November 4, 2006 and for the Nine Months Ended August 4, 2007 (unaudited)	F-4

Consolidated Statements of Cash Flows For the Years Ended October 30, 2004, October 29, 2005 and November 4, 2006 and for the Nine Months Ended August 5, 2006 (unaudited) and August 4, 2007 (unaudited)

F-5

Notes to the Consolidated Financial Statements	F-6

Susser Holdings Corporation Pro-Forma Financial Statements

Pro-Forma Combined Consolidated Balance Sheet as of July 1, 2007 (unaudited)	F-20

Pro-Forma Combined Consolidated Statement of Operations for the Year Ended December 31, 2006 (unaudited)	F-22

Pro-Forma Combined Consolidated Statement of Operations for the Six Months Ended July 1, 2007 (unaudited)	F-24

Pro-Forma Combined Consolidated Statement of Operations for the Six Months Ended July 2, 2006 (unaudited)	F-24

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

TCFS Holdings, Inc.

We have audited the accompanying consolidated balance sheets of TCFS Holdings, Inc. and subsidiaries (the Company) as of October 29, 2005 and November 4, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended November 4, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCFS Holdings, Inc. and subsidiaries as of October 29, 2005 and November 4, 2006, and the results of their operations and their cash flows, for each of the years in the three-year period ended November 4, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

January 6, 2007

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,953	$7,187	$13,321
Accounts receivable	9,156	11,112	16,260
Inventories, net	11,441	12,577	13,024
Prepaids	1,858	1,692	1,228

Total current assets	34,408	32,568	43,833

Property and equipment, net	61,029	78,897	81,540

Other assets:
Goodwill	447	2,430	2,964
Intangible assets, net	—	98	85
Deferred income taxes	—	66	168
Other noncurrent assets	2,517	2,377	1,998

Total other assets	2,964	4,971	5,215

Total assets	$98,401	$116,436	$130,588

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$19,368	$24,960	$30,378
Accrued expenses and other current liabilities	9,003	9,570	9,378
Current portion of long-term debt	4,390	5,728	6,977
Current portion of notes payable to related parties	2,397	2,397	2,397
Dividends payable	323	1,612	—
Income taxes payable	990	1,103	1,039
Current deferred income taxes	565	476	476

Total current liabilities	37,036	45,846	50,645

Long-term debt, net of current portion	98,363	104,908	106,877
Notes payable to related parties, net of current portion	21,492	19,095	17,897
Deferred income taxes	545	—	—
Other noncurrent liabilities	351	405	405

Total long-term liabilities	120,751	124,408	125,179
Commitments and contingencies

Stockholders’ deficit:
Common stock, $.01 par value, authorized 60,000,000 shares; issued 6,000,000 shares and outstanding 4,849,506 shares as of October 29, 2005; issued 6,000,000 shares and outstanding 4,610,557 shares as of November 4, 2006; issued 6,000,000 shares and outstanding 4,553,295 shares as of August 4, 2007	60	60	60
Deficit paid-in capital	(75,478)	(75,478)	(75,478)
Treasury stock, at cost, 1,150,494 shares at October 29, 2005, 1,389,443 shares at November 4, 2007 and 1,446,705 shares at August 4, 2007	(2,332)	(5,073)	(6,127)
Retained earnings (deficit)	18,364	26,673	36,309

Total stockholders’ deficit	(59,386)	(53,818)	(45,236)

Total liabilities and stockholders’ deficit	$98,401	$116,436	$130,588

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
Revenues:
Merchandise sales	$168,231	$187,063	$208,685	$154,929	$174,226
Motor Fuel sales	291,790	408,604	540,748	396,111	459,209
Other	4,317	4,485	6,046	4,179	6,413

Total revenues	464,338	600,152	755,479	555,219	639,848

Cost of sales:
Merchandise	110,086	122,704	136,753	101,128	115,764
Motor fuel	267,638	377,398	504,683	373,527	426,728

Total cost of sales	377,724	500,102	641,436	474,655	542,492

Gross profit	86,614	100,050	114,043	80,564	97,356

Operating expenses:
Personnel	29,525	31,358	34,291	25,534	27,858
General and administrative	6,950	7,633	8,610	5,729	6,001
Operating	22,070	27,417	30,612	22,614	27,496
Rent	1,139	1,196	1,253	966	1,044
Loss (gain) on disposal of assets	(89)	(499)	—	(1)	(17)
Depreciation and amortization	8,254	9,224	10,131	7,311	9,205

Total operating expenses	67,849	76,329	84,897	62,153	71,587

Income from operations	18,765	23,721	29,146	18,411	25,769

Interest expense, net	(13,131)	(13,296)	(13,104)	(9,108)	(10,199)

Income before income taxes	5,634	10,425	16,042	9,303	15,570
Income tax expense	2,125	4,072	6,121	3,579	5,929

Net income	$3,509	$6,353	$9,921	$5,724	$9,641

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Common Stock		Deficit Paid- in Capital	Treasury Stock	Retained Earnings	Total
	Shares	At par
Balance at November 1, 2003	6,000	$60	$(75,580)	$(528)	$8,825	$(67,223)
Net income					3,509	3,509
Purchase of treasury stock				(2,838)		(2,838)
Sale of treasury stock				378		378

Balance at October 30, 2004	6,000	60	(75,580)	(2,988)	12,334	(66,174)
Net income					6,353	6,353
Purchase of treasury stock				(943)		(943)
Sale of treasury stock			102	1,599		1,701
Dividend					(323)	(323)

Balance at October 29, 2005	6,000	60	(75,478)	(2,332)	18,364	(59,386)
Net income					9,921	9,921
Purchase of treasury stock				(3,549)		(3,549)
Sale of treasury stock				808		808
Dividend					(1,612)	(1,612)

Balance at November 4, 2006	6,000	60	(75,478)	(5,073)	26,673	(53,818)
Net income					9,641	9,641
Purchase of treasury stock				(1,859)		(1,859)
Sale of treasury stock				805		805
Dividend					(5)	(5)

Balance at August 4, 2007 (unaudited)	6,000	$60	$(75,478)	$(6,127)	$36,309	$(45,236)

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$3,509	$6,353	$9,921	$5,724	$9,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	8,498	9,441	10,351	7,476	9,232
Loss (gain) on disposal of property	(89)	(499)	—	(1)	(17)
Deferred income taxes	1,245	(297)	(699)	(263)	(102)
LIFO provision	1,021	1,307	195	1,075	1,978
Changes in operating assets and liabilities:
Receivables	(1,201)	(3,611)	(749)	(453)	(6,355)
Inventories	(1,442)	(850)	(1,331)	(1,564)	(2,425)
Prepaid expenses	69	336	166	825	464
Other noncurrent assets	(47)	29	(9)	(6)	(7)
Income tax payable	—	990	113	(1,367)	(64)
Accounts payable	1,982	2,176	5,231	5,034	5,418
Accrued liabilities	60	1,010	(279)	(1,414)	1,015

Net cash provided by operating activities	13,605	16,385	22,910	15,066	18,778

Cash flows from investing activities
Purchases of property and equipment	(10,876)	(13,409)	(20,899)	(13,855)	(11,993)
Proceeds from disposal of property and equipment	172	1,338	1	1	—
Purchase of business, net of cash acquired	(785)	(2,850)	(9,131)	—	—

Net cash used in investing activities	(11,489)	(14,921)	(30,029)	(13,854)	(11,993)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	—	12,600	—	7,500
Proceeds from notes payable	2,500	3,400	—	—	—
Payments on long-term debt	(4,518)	—	(4,718)	(1,419)	(4,283)
Payments on notes payable	—	(4,558)	(2,397)	(1,198)	(1,198)
Loan origination costs	(124)	(26)	(68)	—	—
Purchases of treasury stock	(1,963)	(943)	(3,549)	(3,505)	(1,859)
Sales of treasury stock	378	1,701	808	808	805
Dividend paid	—	—	(323)	(323)	(1,616)

Net cash provided by (used in) financing activities	(3,727)	(426)	2,353	(5,637)	(651)

Net (decrease) increase in cash	(1,611)	1,038	(4,766)	(4,425)	6,134
Cash and cash equivalents at beginning of year	12,524	10,915	11,953	11,953	7,187

Cash and cash equivalents at end of year	$10,915	$11,953	$7,187	$7,528	$13,321

Supplemental disclosure of cash flow information:
Interest paid	$13,028	$12,834	$13,835	$10,022	$10,174

Income taxes paid	$1,079	$3,160	$6,740	$5,208	$6,094

See accompanying notes to consolidated financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

1. Organization and Principles of Consolidation

The consolidated financial statements are composed of TCFS Holdings, Inc. (TCFS Holdings or Company), a Texas corporation, and its consolidated subsidiaries, which operate convenience stores and grocery stores and distribute motor fuels in West Texas and Eastern New Mexico. The Company was formed in June 1999 to serve as a holding company for Town & Country Food Stores, Inc. (Town & Country).

All significant intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is 52 or 53 weeks and ends on the Saturday closest to October 31. All references to 2004 refer to the 52-week period ended October 30, 2004. All references to 2005 refer to the 52-week period ended October 29, 2005. All references to 2006 refer to the 53-week period ended November 4, 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Acquisition Accounting

Acquisitions are accounted for under the purchase method of accounting whereby purchase price is allocated to assets acquired and liabilities assumed based on fair value. Excess of purchase price over fair value of net assets acquired is recorded as goodwill. The Consolidated Statements of Operations for the fiscal years and interim periods presented include the results of operations for each of the acquisitions from the date of acquisition.

Segment Reporting

The Company primarily operates its business in one segment, retail convenience stores. The retail segment, Town & Country, operates retail convenience stores in West Texas and Eastern New Mexico that sell merchandise, prepared food and motor fuel, and also offer a variety of services including car washes, lottery, ATM, money orders, check cashing, and pay phones. The Company also operates seven small grocery stores in rural communities and acquired a small wholesale business in September 2006. Neither of these business are material to the Company’s operations and therefore no separate segment disclosure is provided.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

Accounts Receivable

The majority of the trade receivables are from credit cards and wholesale fuel customers. Credit is extended based on evaluation of the customer’s financial condition. Receivables are recorded at face value, without interest or discount. The Company uses the specific write-off method of accounting for uncollectible accounts and returned checks and any allowance necessary would be immaterial.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Inventories

Inventories are valued at the lower of cost, using the last-in, first-out (LIFO) cost method, or market. As a result of using LIFO, the Company recognized a charge to cost of sales of $1,021, $1,307, and $195 for the years ended October 30, 2004, October 29, 2005 and November 4, 2006, respectively. For the nine months ended August 5, 2006 and August 4, 2007, the Company recognized a charge of $1,075 and $1,978, respectively. The Company is required to determine LIFO cost on an interim basis by estimating annual inflation, trends, annual purchases, and ending inventory levels for the fiscal year. Actual annual inflation rates and inventory balances as of the end of any fiscal year may differ from interim estimates.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Maintenance and repairs are charged to operations as incurred. Gains or losses on the disposition of property and equipment are recorded in the period incurred.

All costs associated with construction in progress are capitalized and subject to depreciation when each project is completed. Interest is capitalized for construction in progress. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s useful life.

Depreciation is computed on a straight-line basis over the useful lives of the assets, estimated to be fifteen years for buildings, three to seven years for equipment, and three to five years for transportation equipment. Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured at the inception of the lease, or the estimated useful lives. Total depreciation and amortization expense for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $8,254, $9,224 and $10,131, respectively.

Long-Lived Assets

Long-lived assets (including intangible assets) are tested for possible impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the asset are compared to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Deferred Debt Costs

Capitalized costs associated with obtaining long-term financing are amortized to interest expense over the term of the related debt.

Goodwill

Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting units and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, additional valuations would be performed to determine in any goodwill impairment exists.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Other Intangible Assets

Other intangible assets consist of non-compete agreements. We account for other intangible assets acquired through business combinations in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”), and SFAS No. 142. SFAS No. 141 clarifies the criteria in recognizing other intangible assets separately from goodwill in a business combination. Separable intangible assets that are not determined to have an indefinite life will continue to be amortized over their useful lives and assessed for impairment under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”).

Advertising Costs

Advertising costs are expensed when incurred and were approximately $785, $812, and $889 for the fiscal year ended 2004, 2005 and 2006, respectively. Advertising costs are reflected in operating expenses in the consolidated statements of operations.

Insurance

The Company uses a combination of self-insurance and third-party insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its employee injury plan and general liability losses is recorded for the aggregate liabilities for claims reported, and an estimate of the cost of claims incurred but not reported, based on independent actuarial estimates and historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Asset Retirement Obligations

The estimated future cost to remove an underground storage tank is recognized over the estimated useful life of the storage tank in accordance with the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. The Company records a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time an underground storage tank is installed. The Company amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the remaining life of the tank. Estimates of the anticipated future costs for removal of an underground storage tank are based on prior experience with removal.

Revenue Recognition

Revenues from convenience store, grocery store and wholesale motor fuel sales are recognized at the time of sale or when fuel is delivered to the customer.

Vendor Allowances and Rebates

We receive payments for vendor allowances, volume rebates, and other supply arrangements in connection with various programs. Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates. Unearned payments are deferred and amortized as earned over the term of the respective agreement.

Lease Accounting

The Company leases a portion of its convenience store properties under noncancelable operating leases, whose initial terms are typically 10 to 20 years, along with options that permit renewals for additional periods. Minimum rent is expensed on a straight-line basis over the term of the lease including consideration of rent holidays and tenant improvement allowances received from the landlord, applicable rent escalations over the lease term, and renewal periods that are reasonably assured at the inception of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume. The Company is typically responsible for payment of real estate taxes, maintenance expenses and insurance. The commencement date of the rent expense is the earlier of the date the Company became legally obligated for the rent payments or the date when we take possession of the property for construction purposes.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Treasury Stock

Treasury stock purchases and sales are recorded at cost. Treasury stock held at year-end is recorded as a reduction to stockholders’ equity.

Income Taxes

Pursuant to SFAS No. 109, Accounting for Income Taxes, the Company recognizes deferred income tax liabilities and assets for the expected future income tax consequences of temporary differences between financial statement carrying amounts and the related income tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on previously recorded deferred tax assets and liabilities resulting from a change in tax rates is recognized in earnings in the period in which the change is enacted.

Motor Fuel and Sales Taxes

Certain motor fuel and sales taxes are collected from customers and remitted to governmental agencies either directly or through suppliers by the Company. Taxes on motor fuel sales were approximately $31,939, $34,625 and $33,252 for 2004, 2005 and 2006, respectively, and are included in gross fuel sales and cost of fuel sold in the accompanying consolidated statements of operations. Sales taxes on retail sales are reported net in merchandise sales and cost of merchandise sales in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

Cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of the instruments.

The carrying amount of long-term debt approximates fair value because the Company’s current borrowing rate does not materially differ from market rates for similar bank borrowings.

Reclassification

Certain prior year balances have been reclassified for comparative purposes.

New Accounting Pronouncements

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. We use fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. We also use them to assess impairment of properties, plants and equipment, intangible assets and goodwill. The Statement does not apply to share-based payment transactions and inventory pricing. This Statement is effective January 1, 2008. The Company is currently evaluating the impact, if any, on the financial statements.

SAB 108

In September 2006, the SEC released Staff Accounting Bulletin 108 (“SAB 108”). SAB 108 provides interpretative guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the financial statements.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement allows entities to voluntarily close, at specified election dates, to measure many financial assets and liabilities at fair value. SFAS No. 159 is effective as of the beginning of our 2008 fiscal year. The Company is currently evaluating the impact, if any, on the financial statements.

FASB Interpretation No. 48

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the application of FASB Statement No. 109 by providing guidance on the recognition and measurement of an enterprise’s tax positions taken in a tax return. FIN 48 additionally clarifies how an enterprise should account for a tax position depending on whether the position is ‘more likely than not’ to pass a tax examination. The interpretation provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company will be required to adopt FIN 48 in the fiscal year beginning November 4, 2007. The Company is evaluating FIN 48 and does not expect that the adoption of FIN 48 will have a material effect on the financial statements.

3. Acquisitions

In September 2006, the Company completed the acquisition of the assets of Shelton Oil & Gas Co., Inc., For a total purchase price of $8.4 million. The assets acquired included 11 convenience stores and a wholesale distribution business. The $8.4 million purchase price consisted of $0.1 million in non-compete agreements, $7.8 million in property and equipment and $0.5 million in goodwill.

4. Accounts Receivable

Accounts receivable consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Accounts receivable, trade	$1,208	$3,284	$5,409
Receivable from credit card accounts	6,926	6,440	9,422
Vendor receivables for rebates, branding, and others	941	1,332	1,285
Other receivables	81	56	144

Accounts receivable	$9,156	$11,112	$16,260

5. Inventories, net

Inventories consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
At FIFO:
Merchandise	$10,676	$11,627	$12,215
Motor Fuel	4,338	4,718	6,555

Total FIFO inventories	15,015	16,345	18,770
LIFO reserve	(3,574)	(3,768)	(5,746)

Total inventories at LIFO value	$11,441	$12,577	$13,024

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

6. Property and Equipment, net

Property and equipment consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Land	$20,068	$25,326	$26,769
Building and leasehold improvements	59,927	69,547	72,604
Equipment	66,258	74,759	80,670
Vehicles	3,375	3,958	4,369
Construction in progress	2,078	3,018	2,007

	151,705	176,608	186,419
Less accumulated depreciation	(90,676)	(97,711)	(104,879)

Total	$61,029	$78,897	$81,540

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Property and sales tax	$2,187	$2,525	$2,601
Payroll and employee benefits	3,718	3,823	4,151
Interest payable	1,087	168	192
Deposits and other	2,011	3,054	2,433

Total	$9,003	$9,570	$9,378

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

8. Long-Term Debt

Long-term debt consisted of the following:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Secured promissory notes payable to a financial institution in monthly installments of $1,103, including interest, maturing in 2018 bearing interest at a fixed rate of 10.04% per annum, collateralized by equipment, inventory, furniture, machinery and fixtures	$95,753	$91,632	$88,506
Secured revolving note payable to financial institutions in monthly installments of $92, including interest, maturing in 2008, bearing interest at 9.48% (4.10% base rate plus LIBOR) at November 4, 2006 and 6.82% at August 4, 2007. Total availability to the Company under the note is $10,000 with $3,605 and $4,013 unused and available as of November 4, 2006 and August 4, 2007	6,935	6,395	5,988
Secured long-term loan payable to a financial institution in monthly installments of $114, including interest, maturing in 2022 bearing interest at 6.82% at November 4, 2006 and 6.82% (adjusted LIBOR rate) at August 4, 2007, collateralized by property and equipment	—	12,600	19,360
Capital lease obligation maturing in 2007, bearing interest at 11.5% per annum	65	10	—

Total long-term debt	102,753	110,636	113,854
Less current portion	(4,390)	(5,728)	(6,977)

Long-term debt, net of current portion	$98,363	$104,908	$106,877

Scheduled maturities of long-term debt at November 4, 2006 are as follows:

(In thousands)
2007	$5,728
2008	13,597
2009	6,034
2010	6,583
2011	7,176
Thereafter	71,518

Total	$110,636

Secured Promissory Notes Payable

The secured promissory notes contain various restrictive covenants and compliance requirements, which include: (1) maintenance of minimum and target financial coverage ratios including maintaining a minimum free cash coverage ratio, as defined, of 1.10, (2) limiting the incurrence of additional indebtedness, and (3) restrictions on dispositions, distributions, and transactions with affiliates. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Secured Revolving Note Payable

The Company entered into a $10,000 secured revolving note, which is collateralized by equipment, inventory, furniture, machinery, and fixtures. The secured revolving promissory notes contain various restrictive covenants and compliance requirements, which include: (1) maintenance of minimum and target financial coverage ratios including maintaining a minimum free cash coverage ratio, as defined, of 1.10, (2) limiting the incurrence of additional indebtedness, and (3) restrictions on dispositions, distributions, and transactions with affiliates. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

Secured Long-Term Loan Payable

The secured long-term loan contains various restrictive covenants and compliance requirements which include: (1) maintenance of a fixed charge coverage ratio greater than or equal to 1.00 to 1.00 as of the last day of each fiscal quarter, subject to provisions, (2) maintenance of a senior debt leverage ratio less than or equal to 3.75 to 1.00 as of the last day of each fiscal quarter, and (3) maintenance of a total leverage ratio less than or equal to 4.00 to 1.00 as of the last day of each fiscal quarter. The Company was in compliance with all restrictive covenants and compliance requirements at November 4, 2006 and August 4, 2007.

Line of Credit

On May 1, 2004, the Company entered into a $6,500 line of credit with a financial institution maturing on June 30, 2007, and increased the line of credit to $11,500 on July 31, 2007. The line of credit is collateralized by certain real estate, inventory, and receivables. There were no amounts outstanding as of November 4, 2006 and August 4, 2007.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

9. Related-Party Transactions

Related Party Notes

Notes payable to related parties are as follows:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Subordinated promissory note payable to former stockholder in semi-annual installments of $377 beginning April 15, 2005, maturing October 15, 2009, bearing interest at a fixed rate of 12% per annum, uncollateralized	$3,016	$2,262	$1,885
Subordinated promissory note payable to former stockholder in semi-annual installments of $220 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	2,200	2,200	2,200
Subordinated promissory note payable to former stockholder in semi-annual installments of $46 beginning April 15, 2006, maturing October 15, 2010, bearing interest at a fixed rate of 12% per annum, uncollateralized	461	369	323
Subordinated promissory note payable to former stockholder in semi-annual installments of $33 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	330	330	330
Subordinated promissory note payable to former stockholder in semi-annual installments of $575 beginning April 15, 2006, maturing October 15, 2015, bearing interest at a fixed rate of 12% per annum, uncollateralized	11,507	10,356	9,781
Subordinated promissory note payable to former stockholder in semi-annual installments of $200 beginning April 15, 2006, maturing October 15, 2010, bearing interest at a fixed rate of 12% per annum, uncollateralized	2,000	1,600	1,400
Subordinated promissory note payable to former stockholder in semi-annual installments of $150 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	1,500	1,500	1,500
Subordinated promissory note payable to former stockholder in semi-annual installments of $150 beginning April 15, 2010, maturing October 15, 2014, bearing interest at a fixed rate of 12% per annum, uncollateralized	1,500	1,500	1,500
Subordinated promissory note payable to former stockholder in semi-annual installments of $88 beginning April 15, 2014, maturing October 15, 2019, bearing interest at a fixed rate of 10% per annum, uncollateralized	875	875	875
Subordinated promissory note payable to former stockholder in semi-annual installments of $25 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	250	250	250
Subordinated promissory note payable to former stockholder in semi-annual installments of $25 beginning April 15, 2012, maturing October 15, 2016, bearing interest at a fixed rate of 12% per annum, uncollateralized	250	250	250

Total notes payable to related parties	23,889	21,492	20,294
Less current portion	(2,397)	(2,397)	(2,397)

Notes payable to related parties, net of current portion	$21,492	$19,095	$17,897

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Scheduled maturities of notes payable to related parties at November 4, 2006 are as follows:

(In thousands)
2007	$2,397
2008	2,397
2009	2,397
2010	2,308
2011	1,151
Thereafter	10,842

Total	$21,492

Treasury Stock

The Company’s board of directors approved an Employee Stock Purchase Plan (the Plan) in February of 2002. The Plan allows substantially all of the employees of Town & Country to purchase stock using a formula that estimates the “enterprise value” of the Company. The enterprise value for the periods ended October 29, 2005, November 4, 2006 and August 4, 2007 was $4.24, $11.47, and $18.46 per share, respectively.

Company employees and former employees sold 296,730 shares and 658,242 shares of stock back to the Company for $3.67 per share and $2.66 per share during the year ended October 30, 2004, 222,870 shares for $4.24 during the year ended October 29, 2005, 309,355 shares of stock were sold back to the Company for $11.47 during the year ended November 4, 2006, and 100,244 shares of stock were sold back to the Company for $18.46 during the nine months ended August 4, 2007. The total amount of treasury stock purchased by the Company was $2,838, $943, $3,549, and $1,859 for the periods ended October 30, 2004, October 29, 2005, November 4, 2006, and August 4, 2007, respectively.

Company employees and former employees purchased 103,200, 401,490, 70,406, and 43,582 shares of stock from the Company for $3.67, $4.24, $11.47 and $18.46 per share for the periods ended October 30, 2004, October 29, 2005, November 4, 2006 and August 4, 2007, respectively.

Other

For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, the Company paid approximately $289, $273 and $273, respectively to related parties for the lease of six store locations. For the nine months ended August 4, 2007, the Company paid approximately $204 to related parties for the lease of the six store locations.

10. Common Stock

Effective January 25, 2006, the Company declared a 6:1 common stock split. The common stock split has been retroactively reflected in the financial statements.

11. Benefit Plans

401(k)

In September 1999, the Company established an employee 401(k) profit sharing plan which covers substantially all of its eligible employees. Employees may contribute up to 15% of their base salary up to a maximum amount as determined by Internal Revenue Service regulations. The Company’s contributions to the 401(k) profit sharing plan consist of matching contributions, 50% of the employee’s contributions up to 6% of the employee’s annual salary. Employee contributions are fully vested at all times. Employer contributions are fully vested upon retirement or after five years of service. For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, the Company contributed $236, $238, and $218, respectively.

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

12. Income Tax

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between amounts reported for financial statement purposes and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Components of the Company's income tax benefit and are as follows:

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
	(In thousands)
Current:
Federal	$832	$4,015	$6,282	$3,539	$5,555
State	48	354	538	303	476

Total current income tax expense	880	4,369	6,820	3,842	6,031

Deferred:
Federal	1,178	(273)	(644)	(242)	(94)
State	67	(24)	(55)	(21)	(8)

Total deferred tax expense (benefit)	1,245	(297)	(699)	(263)	(102)

Net income tax expense	$2,125	$4,072	$6,121	$3,579	$5,929

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

	Years Ended			Nine Months Ended
	October 30, 2004	October 29, 2005	November 4, 2006	August 5, 2006	August 4, 2007
				(unaudited)	(unaudited)
	(In thousands)
Tax at statutory federal rate	$1,916	$3,548	$5,615	$3,256	$5,449
State and local tax, net of federal benefit	283	498	494	280	468
Permanent and other differences	(74)	26	12	43	12

Tax expense per financial statement	$2,125	$4,072	$6,121	$3,579	$5,929

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Components of deferred tax assets and (liabilities) are as follows:

	October 29, 2005	November 4, 2006	August 4, 2007
			(unaudited)
	(In thousands)
Current deferred tax assets (liabilities):
Inventories	$14	$94	$94
Prepaid insurance	(470)	(368)	(368)
Accrued property tax	(109)	(202)	(202)

	$(565)	$(476)	$(476)

Noncurrent deferred tax assets (liabilities):
Depreciation	$(874)	$(281)	$(171)
Asset retirement obligation	—	15	25
Pension	28	23	23
Self-constructed assets	301	309	291

	$(545)	$66	$168

A valuation allowance must be provided when it is more likely than not that the deferred income tax asset will not be realized. The Company believes that, as of November 4, 2006, the realization of our gross deferred tax assets is more likely than not, and thus, there was no valuation reserve recorded.

13. Commitments and Contingencies

Leases

The Company leases land, building and store equipment under long-term operating leases expiring in various years through 2021. Certain leases require additional rent in excess of base amounts based upon sales. Contingent rent for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $52, $66, and $0, respectively. The Company had no contingent rent for the nine months ended August 5, 2006 and August 4, 2007. For the years ended October 30, 2004, October 29, 2005 and November 4, 2006, operating lease expense totaled approximately $903, $966, and $1,025, respectively. Operating lease expense for the nine months ended August 5, 2006 and August 4, 2007 totaled $899 and $1,079, respectively. Certain lease agreements provide for renewal options at the Company’s option on substantially the same terms as the original lease, and some provide for rent escalation clauses based on the occurrence of specific economic events.

As of November 4, 2006, noncancellable base lease rental amounts required to be paid by the Company pursuant to lease contracts for future fiscal years are as follows:

	Third Party	Related party	Total
	(In thousands)
2007	$719	$273	$991
2008	597	273	870
2009	485	273	758
2010	406	273	679
2011	373	272	645
Thereafter	1,904	1,280	3,185

Total	$4,484	$2,644	$7,128

TCFS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts related to periods ended August 5, 2006 and August 4, 2007 are unaudited)

Letters of Credit

The Company was contingently liable for $4,000 and $4,279 related to irrevocable letters of credit required by various insurers and suppliers at November 4, 2006 and August 4, 2007.

Environmental Compliance

The Company’s motor fuel retail business is governed by federal, state, and local environmental laws. These laws may require the Company to remove or mitigate the environmental effects caused by gasoline spills or underground storage tank leakages. Both Texas and New Mexico have clean-up funds established for the sharing or reimbursement of remediation costs in excess of $5 and $10, respectively, for each site in which remediation action is required. The Company has an active program of monitoring its underground gasoline storage facilities and equipment to ensure environmental compliance. Management believes the Company is substantially in compliance with environmental requirements at November 4, 2006 and August 4, 2007. Management believes adequate liabilities have been established to fund any nonreimbursed remediation costs.

14. Major Suppliers

For the years ended October 29, 2004, October 30, 2005 and November 4, 2006, the Company had one supplier that provided approximately 40%, 58% and 29%, respectively, of its merchandise (other than motor fuel). For the year ended October 30, 2004, the Company had five suppliers that furnished approximately 21%, 17%, 16%, 13% and 11% of its motor fuel. For the year ended October 29, 2005, the Company had four suppliers that furnished approximately 22%, 17%, 14% and 14% of its motor fuel. For the year ended November 4, 2006, the Company had four suppliers that furnished approximately 18%, 13%, 12% and 10% of its motor fuel. Based on the availability of other suppliers in the area, the Company does not believe its operations would be materially affected by the loss of any supplier.

15. Asset Retirement Obligations

Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, requires the Company to recognize a liability for the present value of all legal obligations associated with the retirement of tangible long-lived assets and to capitalize an equal amount as a cost of the asset and depreciate the additional cost over the estimated useful life of the asset.

At November 4, 2006, the asset retirement obligation related to the Company’s legal obligation to remove underground storage tanks was $405 and is classified in other noncurrent liabilities in the consolidated balance sheets. Accretion expense for the asset retirement obligation for the years ended October 30, 2004, October 29, 2005 and November 4, 2006 was $22, $24, and $28, respectively, and is classified in interest expense in the consolidated statements of operations.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma combined consolidated financial statements give effect to the Transactions and the initial public offering of 7,475,000 shares of common stock of Susser Holdings Corporation, our indirect parent company (the “IPO”) completed on October 24, 2006. The IPO is reflected in our historical July 1, 2007 balance sheet, but is not fully reflected in the statement of operations for the fiscal year ended December 31, 2006, or for the six month period ended July 2, 2006. The unaudited pro forma combined consolidated condensed balance sheet as of July 1, 2007 gives effect to the Transactions as if they had occurred on that date. The unaudited pro forma combined consolidated statements of operations for the fiscal year ended December 31, 2006 and the six month period ended July 2, 2006, give effect to the Transactions and the IPO and as if they had occurred on January 2, 2006. The unaudited pro forma combined consolidated statements of operations for the six month period ended July 1, 2007, give effect to the Transactions as if they had occurred on January 1, 2007.

The historical consolidated statement of operations for Susser for the fiscal year ended December 31, 2006 were derived from our audited consolidated financial statements included in our public filings with the Securities and Exchange Commission. The historical consolidated statements of operations for Susser for the six month periods ended July 1, 2007 and July 2, 2006 and the condensed balance sheet as of July 1, 2007 were derived from our unaudited interim consolidated financial statements included in our public filings with the Securities and Exchange Commission.

Town & Country’s fiscal year ends on the Saturday closest to October 31. For purposes of this pro forma presentation, we rolled forward Town & Country’s fiscal year by one quarter to better match the periods being combined with Susser’s financial statements. The historical consolidated statement of operations for Town & Country for the twelve month period ended February 3, 2007 were derived from the audited financial statements for the fiscal year ended November 4, 2006, included elsewhere herein, and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 2, 2006. The historical consolidated statements of operations for Town & Country for the six month periods ended August 4, 2007 and August 5, 2006 and the condensed balance sheet as of August 4, 2007 were derived from the unaudited interim consolidated financial statements included elsewhere herein, and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 2, 2006. The accompanying notes to unaudited pro forma combined consolidated statements of operations provide further details of the derivation of the historical periods presented.

The unaudited pro forma combined consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the Transactions or the IPO been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma combined consolidated financial statements, and the accompanying notes thereto, should be read in conjunction with the historical audited financial statements, and accompanying notes thereto, all of which are included elsewhere herein or in our public filings with the Securities and Exchange Commission. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma combined consolidated financial statements are based on management’s preliminary internal valuation estimates. Such allocations will be finalized based on valuation and other studies to be performed by management with the services of outside valuation specialists after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma combined consolidated financial statements are preliminary and are subject to revision, which may be material, after the closing of the Acquisition.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET

As of July 1, 2007

(Dollars in thousands)

	Historical		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 1, 2007	August 4, 2007
	Susser Holdings	TCFS Holdings
Assets
Cash and cash equivalents	$19,550	$13,321	$(22,257	) (1)	$10,614
Accounts and notes receivable, net	54,554	16,260	—		70,814
Inventories, net	43,205	13,024	5,746	(2)	61,975
Other current assets	2,901	1,228	—		4,129

Total current assets	120,210	43,833	(16,511)		147,532
Property and equipment, net	249,640	81,540	104,225	(3)	435,405
Goodwill	44,762	2,964	185,315	(4)	233,041
Other intangible assets, net	16,061	85	12,651	(5)	28,797
Other non-current assets	11,457	2,166	(1,767	) (6)	11,856

Total Assets	$442,130	$130,588	$283,913		$856,631

Liabilities and Stockholders’ Equity
Current portion of long term debt	$—	$9,373	$(4,123	) (7)	$5,250
Other current liabilities	119,864	41,272	257	(8)	161,393

Revolving line of credit	—	—	50,000	(9)	50,000
Long term debt	120,000	124,774	127,977	(10)	372,750
Other long term liabilities	35,206	405	65,040	(11)	100,652

Total long term liabilities	155,206	125,179	243,017		523,402
Minority interests in consolidated subsidiaries	658	—	—		658
Stockholders’ equity	166,402	(45,236)	44,762	(12)	165,928

Total Liabilities and Stockholders’ Equity	$442,130	$130,588	$283,913		$856,631

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET

(1)	Total cash consideration for the Acquisition includes (i) the purchase of Town & Country equity of $240.6 million; plus (ii) the refinancing or defeasance of $134.3 million of gross indebtedness of Town & Country as of August 4, 2007 (including $0.2 million of accrued interest); plus (iii) an estimated $7.3 million tax-related payment, which we will receive the benefit of post-closing; minus (iv) $20.0 million of letters of credit held in escrow as security for the indemnity obligations of Town & Country and certain of its shareholders. Approximately $22.3 million of combined Susser and Town & Country cash will be used to partially fund the Acquisition and pay $18.1 million of fees and expenses, after (i) the issuance of $153.0 million of notes, including an estimated $3.0 million premium to face value, (ii) borrowings of $105.0 million under our new term loan facility, (iii) borrowings of $50.0 million under our new revolving credit facility and (iv) the completion of a concurrent $50.0 million sale/leaseback on certain Town & Country properties.
(2)	Reflects the increase in the inventory value from the stated LIFO value to estimated fair value of inventory at July 1, 2007.
(3)	Reflects the estimated $154.2 million write-up of property and equipment to estimated fair value, less the concurrent $50.0 million sale/leaseback transaction.
(4)	Reflects the estimated goodwill related to the Acquisition and the write-off of the existing goodwill on Town & Country’s balance sheet.
(5)	Reflects debt issuance costs of $13.1 million, net of the write-off of $0.4 million in unamortized debt issuance costs related to the refinancing of Susser’s existing revolving line of credit.
(6)	Reflects the write-off of unamortized debt issuance costs related to Town & Country’s existing debt.
(7)	Reflects the refinancing or defeasance of the current portion of long term debt of Town & Country of $9.4 million. Also reflects $5.2 million in scheduled amortization due in the first year under our new term loan facility.
(8)	Reflects $0.3 million of net current income tax liability resulting from the concurrent sale/leaseback transaction, the debt defeasance costs and the write-off of the unamortized debt issuance costs related to certain Town & Country indebtedness.
(9)	Reflects $50.0 million in borrowings under our new revolving credit facility.
(10)	Reflects (i) the issuance of $150.0 million of the notes and the related estimated $3.0 million premium to face value; plus (ii) borrowings of $105.0 million under our new term loan facility less $5.2 million of scheduled amortization due in the first year; less (iii) the refinancing or defeasance of the long term portion of Town & Country’s debt of $124.8 million.
(11)	Reflects $20.0 million of deferred purchase price to be paid 50% on each of the first and second anniversaries of closing, less any indemnified claims, which are assumed to be zero; and $55.9 million net deferred tax liability related to write-up of property and equipment and inventory to estimated fair value, net of a $10.9 million estimated tax liability related to the concurrent $50.0 million sale/leaseback transaction.
(12)	Reflects (i) the elimination of Town & Country’s stockholders’ deficit of $45.2 million, (ii) the write-off of $1.8 million of unamortized debt issuance costs related to the refinancing of certain Town & Country indebtedness, and (iii) the write-off of $0.4 million of unamortized loan costs related to the refinancing of Susser’s existing line of credit.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(Dollars in thousands)

	Historical for the Twelve Months Ended		Pro Forma IPO Adjustments		Pro Forma Transactions Adjustments		Pro Forma Combined
	December 31, 2006	February 3, 2007 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$365,343	$211,206	$—		$—		$576,549
Motor fuel sales	1,876,641	552,404	—		—		2,429,045
Other income	23,175	6,658	—		—		29,833

Total revenues	2,265,159	770,268	—		—		3,035,427
Cost of sales:
Merchandise	246,251	139,209	—		(316	) (6)	385,144
Motor fuel	1,797,709	514,097	—		595	(6)	2,312,401
Other	421	—	—		—		421

Total cost of sales	2,044,381	653,306	—		279		2,697,966

Gross profit	220,778	116,962	—		(279)		337,461
Operating expenses:
Personnel	69,288	34,772	—		—		104,060
General and administrative	19,377	8,702	(591	) (2)	—		27,488
Operating	61,953	32,087	—		—		94,040
Rent	22,694	1,292	—		4,250	(7)	28,236
Royalties	3,574	—	—		—		3,574
Loss (gain) on disposal of assets and impairment charge	—	3	—		—		3
Depreciation, amortization, and accretion	25,371	10,655	(1,991	) (3)	(418	) (8)	33,617

Total operating expenses	202,257	87,511	(2,582)		3,832		291,018

Income from operations	18,521	29,451	2,582		(4,111)		46,443
Other income (expense):
Interest expense, net	(22,610)	(13,817)	10,315	(4)	(16,510	) (9)	(42,622)
Other miscellaneous	452	(96)	—		—		356

Total other income (expense)	(22,158)	(13,913)	10,315		(16,510)		(42,266)
Minority interest in income of consolidated subsidiaries	(61)	—	—		—		(61)

Net income before income taxes	(3,698)	15,538	12,897		(20,261)		4,116
Income tax expense	(48)	(5,898)	(3,220	) (5)	7,724	(10)	(1,442)

Net income (loss)	$(3,746)	$9,640	$9,677		$(12,897)		$2,674

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(1)	The historical consolidated statement of operations for Town & Country for the twelve month period ended February 3, 2007 were derived from the audited financial statements for the fiscal year ended November 4, 2006 and the unaudited interim consolidated financial statements for the three month periods ended February 3, 2007 and February 4, 2006 as follows:

	Fiscal Year Ended November 4, 2006	Remove	Add	Twelve Months Ended February 3, 2007
		Three Months Ended February 4, 2006	Three Months Ended February 3, 2007
	(Dollars in thousands)
Revenues:
Merchandise sales	$208,685	$51,079	$53,600	$211,206
Motor fuel sales	540,748	119,199	130,855	552,404
Other	6,046	1,363	1,975	6,658

Total revenues	755,479	171,641	186,430	770,268
Cost of sales:
Merchandise	136,753	32,911	35,367	139,209
Motor fuel	504,683	111,263	120,677	514,097
Other	—	—	—	—

Total cost of sales	641,436	144,174	156,044	653,306

Gross profit	114,043	27,467	30,386	116,962
Operating expenses:
Personnel	34,291	8,770	9,251	34,772
General and administrative	8,610	1,879	1,971	8,702
Operating	30,612	7,005	8,480	32,087
Rent	1,253	340	379	1,292
Royalties	—	—	—	—
Loss (gain) on disposal of assets and impairment charge	—	(2)	1	3
Depreciation and amortization	10,131	2,391	2,915	10,655

Total operating expenses	84,897	20,383	22,997	87,511
Income from operations	29,146	7,084	7,389	29,451
Other income (expense):
Interest expense, net	(13,104)	(2,744)	(3,457)	(13,817)
Other miscellaneous	—	96	—	(96)

Total other income (expense)	(13,104)	(2,648)	(3,457)	(13,913)
Minority interest in income of consolidated subsidiaries	—	—	—	—

Net income before income taxes	16,042	4,436	3,932	15,538
Income tax expense	(6,121)	(1,723)	(1,500)	(5,898)

Net income	$9,921	$2,712	$2,432	$9,640

(2)	Reflects elimination of management fee upon completion of the IPO.
(3)	Eliminates amortization of financing costs related to the redemption of $50.0 million of existing notes with proceeds from the IPO.
(4)	Reflects the elimination of interest expense and prepayment penalty related to the redemption of $50.0 million of existing notes with proceeds from the IPO.
(5)	Reflects the recording of an income tax provision in connection with our corporate formation transactions at an effective rate of 35%.
(6)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(7)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback.
(8)	Reflects additional depreciation of $2.1 million related to the write-up of property, plant and equipment, to estimated fair value net of the elimination of depreciation of $2.5 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback transaction.
(9)	Eliminates $13.8 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $2.9 million of amortization of debt issuance costs) of $30.3 million related to the new debt.
(10)	Reflects income tax at a 35% effective rate.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended July 1, 2007

(Dollars in thousands)

	Historical for the Six Months Ended		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 1, 2007	August 4, 2007 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$199,290	$120,626	$—		$319,916
Motor fuel sales	1,009,695	328,354	—		1,338,049
Other income	12,460	4,438	—		16,898

Total revenues	1,221,445	453,418	—		1,674,863
Cost of sales:
Merchandise	135,287	80,397	(143	) (2)	215,541
Motor fuel	968,617	306,051	(2,245	) (2)	1,272,423
Other	583	—	—		583

Total cost of sales	1,104,487	386,448	(2,388)		1,488,547

Gross profit	116,958	66,970	2,388		186,316
Operating expenses:
Personnel	37,903	18,607	—		56,510
General and administrative	12,248	4,030	—		16,278
Operating	31,452	19,016	—		50,468
Rent	12,120	665	2,125	(3)	14,910
Royalties	66	—	—		66
Loss (gain) on disposal of assets and impairment charge	(192)	(18)	—		(210)
Depreciation, amortization, and accretion	13,485	6,290	(209	) (4)	19,566

Total operating expenses	107,082	48,590	1,916		157,588

Income from operations	9,876	18,380	472		28,728
Other income (expense):
Interest expense, net	(5,786)	(6,742)	(8,421	) (5)	(20,949)
Other miscellaneous	196	—	—		196

Total other income (expense)	(5,590)	(6,742)	(8,421)		(20,753)
Minority interest in income of consolidated subsidiaries	(33)	—	—		(33)

Net income before income taxes	4,253	11,638	(7,949)		7,942
Income tax expense	(380)	(4,429)	2,029	(6)	(2,780)

Net income (loss)	$3,873	$7,209	$(5,920)		$5,162

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JULY 1, 2007

(1)	The historical consolidated statement of operations for Town & Country for the six month period ended August 4, 2007 were derived from the unaudited interim consolidated financial statements for the nine month period ended August 4, 2007 and for the three month period ended February 3, 2007 as follows:

		Remove
	Nine Months Ended August 4, 2007	Three Months Ended February 3, 2007	Six Months Ended August 4, 2007
	(Dollars in thousands)
Revenues:
Merchandise sales	$174,226	$53,600	$120,626
Motor fuel sales	459,209	130,855	328,354
Other	6,413	1,975	4,438

Total revenues	639,848	186,430	453,418
Cost of sales:
Merchandise	115,764	35,367	80,397
Motor fuel	426,728	120,677	306,051
Other	—	—	—

Total cost of sales	542,492	156,044	386,448

Gross profit	97,356	30,386	66,970
Operating expenses:
Personnel	27,858	9,251	18,607
General and administrative	6,001	1,971	4,030
Operating	27,496	8,480	19,016
Rent	1,044	379	665
Royalties	—	—	—
Loss (gain) on disposal of assets and impairment charge	(17)	1	(18)
Depreciation and amortization	9,205	2,915	6,290

Total operating expenses	71,587	22,997	48,590

Income from operations	25,769	7,389	18,380
Other income (expense):
Interest expense, net	(10,199)	(3,457)	(6,742)
Other miscellaneous	—	—	—

Total other income (expense)	(10,199)	(3,457)	(6,742)
Minority interest in income of consolidated subsidiaries	—	—	—

Net income before income taxes	15,570	3,932	11,638
Income tax expense	(5,929)	(1,500)	(4,429)

Net income	$9,641	$2,432	$7,209

(2)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(3)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback.
(4)	Reflects additional depreciation of $1.1 million related to the write-up of property, plant and equipment to estimated fair value, net of the elimination of depreciation of $1.3 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback transaction.
(5)	Eliminates $6.7 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $1.5 million of amortization of debt issuance costs) of $15.2 million related to the new debt.
(6)	Reflects income tax at a 35% effective rate.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended July 2, 2006

(Dollars in thousands)

	Historical for the Six Months Ended		Pro Forma IPO Adjustments		Pro Forma Transaction Adjustments		Pro Forma Combined
	July 2, 2006	August 5, 2006 (1)
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$180,512	$103,850	$—		$—		$284,362
Motor fuel sales	980,053	276,912	—		—		1,256,965
Other income	11,904	2,816	—		—		14,720

Total revenues	1,172,469	383,578	—		—		1,556,047

Cost of sales:
Merchandise	120,965	68,217	—		(87	) (6)	189,095
Motor fuel	942,816	262,264	—		(925	) (6)	1,204,155
Other	333	—	—		—		333

Total cost of sales	1,064,114	330,481	—		(1,012)		1,393,583

Gross profit	108,355	53,097	—		1,012		162,464
Operating expenses:
Personnel	34,358	16,764	—		—		51,122
General and administrative	9,416	3,850	(372	) (2)	—		12,894
Operating	31,212	15,609	—		—		46,821
Rent	11,084	626	—		2,125	(7)	13,835
Royalties	1,851	—	—		—		1,851
Loss (gain) on disposal of assets and impairment charge	(277)	1	—		—		(276)
Depreciation, amortization, and accretion	11,558	4,920	(125	) (3)	(209	) (8)	16,144

Total operating expenses	99,202	41,770	(497)		1,916		142,391

Income from operations	9,153	11,327	497		(904)		20,073
Other income (expense):
Interest expense, net	(9,418)	(6,364)	2,656	(4)	(8,799	) (9)	(21,925)
Other miscellaneous	111	(96)	—		—		15

Total other income (expense)	(9,307)	(6,460)	2,656		(8,799)		(21,911)
Minority interest in income of consolidated subsidiaries	(33)	—	—		—		(33)

Net income before income taxes	(187)	4,867	3,153		(9,703)		(1,870)
Income tax expense	—	(1,856)	(1,038	) (5)	3,548	(10)	655

Net income	$(187)	$3,011	$2,115		$(6,155)		$(1,216)

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 2, 2006

(1)	The historical consolidated statement of operations for Town & Country for the six month period ended August 5, 2006 were derived from the unaudited interim consolidated financial statements for the nine month period ended August 5, 2006 and for the three month period ended February 4, 2006 as follows:

		Remove
	Nine Months Ended August 5, 2006	Three Months Ended February 4, 2006	Six Months Ended August 5, 2006
	(Dollars in thousands)
Revenues:
Merchandise sales	$154,929	$51,079	$103,850
Motor fuel sales	396,111	119,199	276,912
Other	4,179	1,363	2,816

Total revenues	555,219	171,641	383,578

Cost of sales:
Merchandise	101,128	32,911	68,217
Motor fuel	373,527	111,263	262,264
Other	—	—	—

Total cost of sales	474,655	144,174	330,481

Gross profit	80,564	27,467	53,097
Operating expenses:
Personnel	25,534	8,770	16,764
General and administrative	5,729	1,879	3,850
Operating	22,614	7,005	15,609
Rent	966	340	626
Royalties	—	—	—
Loss (gain) on disposal of assets and impairment charge	(1)	(2)	1
Depreciation and amortization	7,311	2,391	492

Total operating expenses	62,153	20,383	41,770
Income from operations	18,411	7,084	11,327
Other income (expense):
Interest expense, net	(9,108)	(2,744)	(6,364)
Other miscellaneous	—	96	(96)

Total other income (expense)	(9,108)	(2,648)	(6,460)
Minority interest in income of consolidated subsidiaries	—	—	—

Net income before income taxes	9,303	4,436	4,867

Income tax expense	(3,579)	(1,723)	(1,856)

Net income	$5,724	$2,713	$3,011

(2)	Reflects elimination of management fee upon completion of the IPO.
(3)	Eliminates amortization of financing costs related to the redemption of $50 million of the existing notes with proceeds from the IPO.
(4)	Eliminates interest expense related to the redemption of $50 million of the existing notes with proceeds from the IPO.
(5)	Reflects the recording of an income tax provision in connection with our corporate formation transactions at an effective rate of 35%.
(6)	Reflects the increase in Town & Country’s inventory value from the stated LIFO value to the estimated fair value of inventory for the stated periods.
(7)	Reflects incremental rent expense on the concurrent $50.0 million sale/leaseback transaction.
(8)	Reflects additional depreciation of $1.1 million related to the write-up of property, plant and equipment to estimated fair value, net of the elimination of depreciation of $1.3 million related to property, plant and equipment included in the concurrent $50.0 million sale/leaseback.
(9)	Eliminates $6.4 million of interest on Town & Country debt that is refinanced or defeased and reflects interest expense (including $1.5 of amortization of debt issuance costs) of $15.2 million related to the new debt.
(10)	Reflects income tax at a 35% effective rate.